Exhibit 99.6

THIRD AMENDMENT TO LEASE

This Third Amendment to Lease (this "Third Amendment") is entered into as of June 17, 2019, by and between ABP Borrower Inc., a Maryland corporation ("Landlord"), and Sonesta International Hotels Corporation, a Maryland corporation ("Tenant").

WHEREAS, RMR West LLC ("Original Landlord") and Tenant entered into that certain Lease dated June 1, 2015 (the "Original Lease"), as amended by that certain First Amendment to Lease dated January 1, 2016 (the Original Lease as so amended being hereinafter referred to as the "Revised Lease"), for certain premises in the building known as Two Newton Place and located at 255 Washington Street, Newton, Massachusetts; and

WHEREAS, Landlord succeeded to the interest of Original Landlord under the Revised Lease and with Tenant entered into that certain Second Amendment to Lease dated March 11, 2019 (the Revised Lease as so amended being hereinafter referred to as the "Lease'); and

WHEREAS, the term of the Lease is scheduled to expire on May 31, 2025; and

WHEREAS, Landlord and Tenant wish to amend the Lease to extend the term thereof, subject to and upon the terms and conditions hereinafter provided.

NOW, THEREFORE, in consideration of the foregoing and for other consideration the mutual receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree to amend the Lease as follows:

1. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Lease.

2. Section 2.2 of the Original Lease is hereby amended to reflect that the term of the Lease is extended for an additional five (5) years and shall expire on May 31, 2030.

3. Tenant acknowledges that it is possession of the Premises and is agreeing to an extension of the term of the Lease with the Premises being accepted in their "as is" condition as of the date of this Third Amendment.

4. Section 5 of the Second Amendment to Lease shall be of no further force and effect; in lieu thereof, commencing retroactively on March 1, 2019, in addition to Annual Fixed Rent for the Current Premises, Tenant shall pay Annual Fixed Rent for the Expansion Premises in accordance with the following schedule:

Dates	Annual Fixed Rent (per annum)	Monthly Installments
3/1/19 – 2/29/20	$181,825.00	$15,152.08
3/1/20 – 2/28/21	$187,020.00	$15,585.00
3/1/21 – 2/28/22	$192,215.00	$16,017.92
3/1/22 – 2/28/23	$197,410.00	$16,450.83
3/1/23 – 2/29/24	$202,605.00	$16,883.75
3/1/24 – 2/28/25	$207,800.00	$17,316.67

{B2401749; 1}

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Dates	Annual Fixed Rent (per annum)	Monthly Installments
3/1/25 – 5/31/25	$212,995.00	$17,749.58

Notwithstanding the foregoing, Annual Fixed Rent with respect to the Expansion Premises only shall be abated for the period commencing on March 1, 2019, and ending on June 30, 2019, provided, however, should there be a Default of Tenant at any time on or before June 30, 2019, then (i) Tenant shall no longer be entitled to an abatement of Annual Fixed Rent pursuant to this paragraph and (ii) all Annual Fixed Rent that Tenant has not paid by reason of the abatement provided for hereunder shall immediately become due and payable to Landlord as Additional Rent.

5. Commencing on June 1, 2025, Tenant shall pay Annual Fixed Rent in accordance with the following schedule:

Dates	Annual Fixed Rent (per annum)	Monthly Installments
6/1/25 – 2/28/26	$966,329.00	$80,527.42
3/1/26 – 2/28/27	$989,898.00	$82,491.50
3/1/27 – 2/29/28	$1,013,467.00	$84,455.58
3/1/28 – 2/28/29	$1,037,036.00	$86,419.67
3/1/29 – 2/28/30	$1,060,605.00	$88,383.75
3/1/30 – 5/31/30	$1,084,174.00	$90,347.83

6. Tenant warrants and represents that it has dealt with no broker in connection with the consummation of this Third Amendment, and in the event of any brokerage claims or liens, against Landlord or the Property predicated upon or arising out of prior dealings with Tenant, Tenant agrees to defend the same and indemnify and hold Landlord harmless against any such claim, and to discharge any such lien.

7. As amended hereby, the Lease is hereby ratified and confirmed.

{B2401749; 1}

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IN WITNESS WHEREOF, the parties hereunto have executed this Third Amendment under seal as of the date first written above.

Landlord:

ABP Borrower Inc.

By: /s/ Ethan S. Bornstein
Ethan S. Bornstein
President

Tenant:

Sonesta International Hotels Corporation

By: /s/ Carlos Flores
Carlos Flores
President and CEO

{B2401749; 1}